EXHIBIT 21


                          LIST OF SUBSIDIARIES


     The Partnership is a general partner in Calibre Pointe Associates, an Illinois general partnership which holds title to the Calibre Pointe Apartments.

     The Partnership is a general partner in North Rivers Market
Associates, an Illinois general partnership which holds title to the North Rivers Market Shopping Center.

     Reference is made to Note 2 for a summary description of the terms of such partnership agreements. The Partnership's interest in the foregoing joint venture partnerships, and the results of their operations are included in the Financial Statements of the Partnership filed with this annual report.